Exhibit 99.1

PRESS RELEASE	CONTACT:	Investor Relations
August 11, 2009		713.849.9911

Flotek Industries, Inc. Announces Second Quarter 2009 Results

HOUSTON, August 11, 2009—Flotek Industries, Inc. (NYSE: FTK), a technology driven growth company serving the oil, gas, and mining industries, today reported results for the second quarter of 2009.

Total revenue for the second quarter of 2009 was $23.5 million, a decrease of $33.3 million or 58.6%, compared to revenues of $56.8 million for the second quarter of 2008. The decline in revenues was principally due to the continued curtailment of activity in the oil and gas industry during the second quarter of 2009.

Flotek recorded a net loss of $(19.8) million, or $(1.01) per fully diluted share, for the second quarter of 2009, compared to net income of $4.5 million, or $0.23 per fully diluted share, for the same period in 2008. The net loss includes a non-cash charge of $12.3 million to impair goodwill in the Company’s Teledrift unit.

As a result of this net loss, stockholders’ equity as of June 30, 2009, was $45.4 million.

Flotek will hold a conference call on August 13, 2009, and will provide further details of its results for the second quarter of 2009 at that time.

Second Quarter Conference Call

Date & Time:	August 13, 2009 8:30 AM EST
Dial-In Number:	800-860-2442 (US & Canada) 412-858-4600 (International) Passcode: Flotek Call will be broadcast live at www.flotekind.com

Flotek manufactures and markets innovative specialty chemicals, downhole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.